Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(7)

(Form Type)

Healthpeak Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $1.00 per share(1)	457(c)	6,546,873(1)	$17.67(2)	$115,683,245.91	0.00014760	$17,074.85
Total Offering Amounts						$115,683,245.91		$17,074.85
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$17,074.85

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock offered hereby shall also be deemed to cover such additional shares as may hereafter be offered or issued with respect to the shares registered hereby resulting from stock splits, stock dividends, recapitalizations or similar capital adjustments.

(2) Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Unit is based upon the average of the high and low prices for the Registrant’s Common Stock as reported on the New York Stock Exchange on March 11, 2024.